Exhibit 1*

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated August 7, 2023 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

*

JBIC’s financial information as of and for the fiscal years ended March 31, 2022 and 2023 in Exhibit 1 has been derived from its financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an Exhibit to the Annual Report of Japan Bank for International Cooperation (“JBIC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JBIC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JBIC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on July 31, 2023 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was ¥142.17= $1.00, and the noon buying rate on July 28, 2023 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥140.72= $1.00.

Unless otherwise specified, references in this document to “$” are to U.S. dollars.

References in this document to fiscal years are to the 12-month periods commencing on April 1 of the year indicated.

References in this document to “JBIC” are to “Japan Bank for International Cooperation.”

References in this document to the “JBIC Group” are to JBIC and its subsidiaries. As of March 31, 2023, JBIC had two subsidiaries, JBIC IG Partners and Russia-Japan Investment Fund, L.P.

References in this document to “JBIC Operations” are to “Japan Bank for International Cooperation Operations.” References in this document to “JBIC Operations” (i) prior to April 1, 2012 are to the JBIC Operations as conducted by the Predecessor, (ii) on or after April 1, 2012 until March 31, 2017 are to the JBIC Operations as conducted by JBIC and (iii) on or after April 1, 2017 are to the JBIC Operations as conducted by the JBIC Group.

References in this document to the “Predecessor” are to “Japan Finance Corporation.”

Figures in tables included in this document may not add up to totals due to rounding.

Except where otherwise specified, financial information as of and for the fiscal years ended March 31, 2022 and 2023 is presented on a consolidated basis.

JBIC’s financial information as of and for the fiscal years ended March 31, 2022 and 2023 in this document has been derived from its financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP differs from generally accepted accounting principles in other countries, such as the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”), or generally accepted accounting principles in the United States.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Pursuant to the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended (the “JBIC Act”), which was passed into law on April 28, 2011, on April 1, 2012 and subsequently amended on May 30, 2014 by Law No. 44 of 2014 and June 27, 2014 by Law No. 91 of 2014, the Predecessor spun off two of its operations: (i) the JBIC Operations and (ii) the Financial Operations for Facilitating Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of United States Forces in Japan”). Effective the same date, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Predecessor to establish Japan Bank for International Cooperation (“JBIC”), a joint-stock corporation wholly owned by the Japanese government.

Pursuant to the JBIC Act, on April 1, 2012, all of the assets and liabilities relating to the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were assumed by JBIC. Upon the same date, with respect to bonds issued by the former Japan Bank for International Cooperation prior to the establishment of the Predecessor on October 1, 2008 and subsequently succeeded to by the Predecessor, JBIC and the Japan International Cooperation Agency, jointly and severally, assumed the obligations under such bonds. With respect to bonds issued by the Predecessor prior to the establishment of JBIC on April 1, 2012, the post-spin off the Predecessor and JBIC, jointly and severally, assumed the obligations under such bonds. The guarantee of the bonds by the Japanese government remains in effect under the same conditions and such bonds continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

The Financial Operations for Facilitating Realignment of United States Forces in Japan were discontinued at the end of September 2012 based on the joint statement by the Japan-US Security Consultative Committee dated April 27, 2012. In accordance with Article 23 of the Special Measures Act, on November 30, 2012, the residual assets were paid to the national treasury, and the Financial Account Related to the Financial Operations for Facilitating Realignment of United States Forces in Japan was abolished.

As part of the Japanese government’s “Partnership for Quality Infrastructure” initiative in May 2015, the Act for Partial Amendment of the Japan Bank for International Cooperation Act (the “Act for Partial Amendment of the JBIC Act”) was enacted on May 11, 2016 to further support the overseas business expansion of Japanese companies by strengthening JBIC’s functions. Consequently, in October 2016, a new account for financing overseas infrastructure projects (“Special Operations”) was established separately from the account for JBIC’s existing operations (“Ordinary Operations”). In June 2017, together with Industrial Growth Platform, Inc., JBIC established its subsidiary, JBIC IG Partners, with the goal of providing support for foreign-directed investment funds.

JBIC Operations

Ordinary Operations

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

In order to execute the above missions, JBIC conducts the following seven principal operations by way of financing instruments such as loans, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

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Export Loans. For the purpose of promoting exports of Japanese plants and for the purpose of securing equally competitive conditions in terms of financing when Japanese exporters compete with other developed countries, export finance provides loans and guarantees of funds to importers and financial institutions to support exports of plants and technologies by Japanese companies mostly to developing countries. In particular, products such as power generation facilities, communication equipment, and marine vessels.

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Import Loans. For the purpose of securing a stable supply of resources for Japan, import finance provides loans and guarantees of funds to support imports of oil, LNG, iron ore, other rare minerals and other strategically important materials to Japan. Apart from natural resources, the guarantee facility supports imports of goods and services for which there are crucial domestic needs for the sound development of the Japanese economy, such as aircrafts.

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Overseas Investment Loans. For the purpose of promoting Japan’s overseas business activities, overseas investment finance provides loans and guarantees of long-term business funds to support foreign direct investments undertaken by Japanese companies, overseas Japanese affiliates and foreign governments or financial institutions that have equity participations in or provide loans to such overseas affiliates. The eligible purposes include local manufacturing, resource development and other business ventures.

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Untied Loans. Untied loans provide loans and guarantees of funds to support improvements in the overseas business environment or to stabilize their currencies to facilitate Japanese trade, investments and other overseas business activities by foreign governments and foreign government agencies. Untied loans also support projects that have a strong impact on preserving the environment.

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Bridge Loans. Bridge loans provide short-term financing for developing country governments facing balance-of-payments difficulties or other emergencies until international agencies can provide economic support funds.

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Equity Participations. Equity participations are equity investments in Japanese joint ventures conducting business overseas or overseas companies in which Japanese companies have invested for the purposes of a business tie-up, and equity investments in funds in which Japanese companies or international institutions participate.

•	Research and Studies. JBIC conducts research and studies to support its operations.

Special Operations

The JBIC Act (Act No. 39 of 2011), which regulates JBIC’s financial operations, was amended as of May 18, 2016 with the object, inter alia, of enhancing JBIC’s capacity to finance overseas infrastructure projects through the newly established “Special Operations.” The amendment came into force starting October 1, 2016 together with relevant implementing decrees. JBIC is thereafter required to maintain separate accounts for the Ordinary Operations and the Special Operations to ensure transparency of both operations. In line with the Japanese government’s initiative to promote development of quality infrastructure, the JBIC Group intends to leverage every tool at its disposal, including the Special Operations, to further mobilize the requisite funds to support private sector investment in infrastructure projects worldwide.

The Special Operations enable JBIC to finance overseas infrastructure projects with risks that JBIC is unable to assume under the Ordinary Operations. Under the Special Operations, JBIC considers projects that involve risks new to JBIC, to the extent that JBIC is in a good position to control or mitigate such risk throughout the tenor of the financing by way of close dialogue with the host-country government. As part of the due diligence for providing financing under the Special Operations, JBIC takes into account the credit policy of other financial institutions for comparable cases. JBIC also requires appropriate risk sharing among the parties involved and endeavors to mobilize adequate private funding to the relevant project.

Examples of projects under the Special Operations include finance for governments, government agencies or local governments with a risk profile that does not fall into the scope of the Ordinary Operations and finance for public-private partnerships with the principal cash-flow entailing the risk of fluctuations in demand.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

Average Yield in the JBIC Operations

With respect to the account for Ordinary Operations, the average yield of loans made by JBIC was 3.50% as of March 31, 2023. With respect to the account for Special Operations, the average yield of loans made by JBIC was 5.55% as of March 31, 2023. The spread of each loan made by JBIC depends on the purpose of the loan, maturity date and the borrower.

As a general matter, JBIC currently makes loans at fixed or floating interest rates, based on the request of the borrower, regardless of the term of the loan.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations.

Allowance for loan losses is recognized in accordance with internally established standards.

The allowance for claims on debtors who are legally bankrupt (“bankrupt borrowers”) or substantially bankrupt (“substantially bankrupt borrowers”) is provided based on the outstanding balance after the write-offs described as below and the deductions of the amount expected to be collected through the disposal of collateral and the execution of guarantees. The allowance for claims on debtors who are not legally bankrupt but are likely to become bankrupt (“potentially bankrupt borrowers”) is provided based on an assessment of the overall solvency of the debtors after deducting the amount expected to be collected through the disposal of collateral and the execution of guarantees.

Of potentially bankrupt borrowers with restructured loans and others, (excluding foreign governments and other governmental entities) whose loans exceed a threshold amount, if it is possible to reasonably estimate cash flows from the collection of principal and the receipt of interest, the allowance for claims on such debtors is provided based on an approach whereby the difference between the amount of cash flows discounted by the original contractual interest rates and the carrying amount of the claims is determined to be the allowance for loan losses (the “cash flow estimation approach”).

The allowance for claims on debtors other than bankrupt borrowers, substantially bankrupt borrowers and potentially bankrupt borrowers is provided primarily in consideration of the expected loss amount over the average remaining periods of loans, and the expected loss amount is calculated primarily based on the probability of default which is based on the actual bankruptcies during a certain period in the past. The allowance for possible losses on specific overseas loans is provided based on the expected loss amount taking into consideration the political and economic situations of these countries.

All claims are assessed initially by the operational departments and subsequently by risk evaluation departments based on internal rules for self-assessment of asset quality. The risk evaluation departments, which are independent from the operational departments, review these self-assessments, and the allowance is provided based on the results of the assessments.

With respect to claims with collateral or guarantees on debtors who are legally or substantially bankrupt, the residual book value of the claims, after deducting, the amount which is deemed collectible through the disposal of collateral or the execution of guarantees is written off. There were no such amounts written off during the year ended March 31, 2023.

The spread of COVID-19 has had an adverse effect on the governments and economies of the countries and regions in which JBIC has made loans, as well as individual borrowers thereof. Whether a borrower is categorized as substantially or potentially bankrupt is determined in consideration of the information currently available to JBIC.

In 2023, the global economic growth rate is expected to continue to recover to some extent. Currently, the allowance for loan losses is provided based on the assumption that the level of the credit risk of outstanding loans and other investments will be the same as the historical level for the near future, and is calculated based on the items including the probability of default that is based on the actual number of bankruptcies during a certain period in the past.

As the future outlook is uncertain, the status of the COVID-19 outbreak, the ongoing Russian invasion of Ukraine, or its impact on the international situation, as well as the related economic impact, may differ significantly from the assumption above. In such a case, the allowance for loan losses may change going forward.

With regard to the ongoing Russian invasion of Ukraine, the governments of various countries, including the Government of Japan, have taken various measures such as economic sanctions against Russia. JBIC is closely monitoring the trends in sanctions imposed by governments and other entities with respect to Russia, including by reflecting the impact of the situation in Ukraine on JBIC’s loan loss reserves, by examining the impact of sanctions measures on the business and performance of borrowers in determining borrower classification, and assessing the impact on credit risk on a case-by-case basis.

Recent Developments

Amendment of the JBIC Act

On April 7, 2023, the National Diet of Japan enacted the Act for Partial Amendment of Japan Bank for International Cooperation Act. In light of the changes in international conditions surrounding Japan’s economy, this Act enhances the scope of JBIC’s operations in the following areas:

•	Strengthening resilience of the supply chain that contributes to maintaining and improving the international competitiveness of Japanese industries.

•	Permit financing to foreign companies supporting Japanese companies’ supply chains and industrial bases.

•	Permit import loans to be used for goods acquired overseas by Japanese companies.

•	Permit financing to large Japanese domestic companies for uses relating to overseas businesses that are related to the resilience of Japanese companies’ supply chains.

•	Supporting further risk-taking by Japanese companies, including start-ups, with a focus on growth areas such as digital and green business areas.

•	Permit investments in and purchases of corporate bonds from domestic start-ups and small-and medium-sized enterprises engaged in overseas business.

•	Expand the scope of the account for the Special Operations to include resource development, commercialization of new technologies and business models and investment in start-ups.

•	Participation in Recovery Assistance to Ukraine through international cooperation

•	Permit guarantees to international financial institutions to enable JBIC can guarantee loans to Ukraine made by international financial institutions.

Updates to Approach to Sustainability

•	Governance and Management Systems

In June 2022, JBIC newly established the Sustainability Advisory Committee, Sustainability Committee, and Sustainability Management Department as part of JBIC’s efforts toward strengthening its sustainability governance and management systems as set out in JBIC’s ESG Policy. Under the supervision of multiple organs, including the Board of Directors, important matters related to sustainability, including those concerning climate change, are discussed at the Executive Committee, Sustainability Committee and Corporate Risk Management Committee.

Under its new sustainability governance and management systems, JBIC strives to proactively contribute to fostering global sustainable development and resolving global challenges, ensure the realization of sustainable societies by actively supporting Japanese companies and the global economy and society in their efforts to achieve decarbonization and the SDGs and appropriately disclose the outcomes of such support to its stakeholders.

The following graphic shows the organization of JBIC’s sustainability governance and management systems.

The following table contains information regarding the roles of each organ concerning sustainability-related matters, including climate change.

Board and Committees		Role

Supervisory and Evaluative Function	Board of Directors	Passes resolutions on basic matters and changes thereof related to policies toward the realization of sustainability, including the ESG Policy
	Sustainability Advisory Committee	Provides advice on matters inquired by the Board of Directors related to policies for advancing initiatives toward the realization of sustainability

Executive Function	Executive Committee	Determines and deliberates on matters of managerial importance that relate to policies for advancing initiatives toward the realization of sustainability, as delegated by the Board of Directors
	Sustainability Committee	Deliberates on policies for advancing initiatives toward the realization of sustainability and other important matters, as delegated by the Executive Committee
	Corporate Risk Management Committee	Determines and deliberates on important matters related to management of corporate risks (including climate change-related risks), as delegated by the Executive Committee

•	Strategies

With respect to strategies related to climate change, in its fourth medium-term business plan, titled the “JBIC Fourth Medium-term Business Plan (FY2021 – FY2023)”, which runs through the fiscal year ending March 31, 2024, JBIC identified addressing “global issues toward realizing sustainable development for the global economy and society” as its first key focus area. JBIC regards climate change as an opportunity to accelerate energy transition toward a decarbonized society and actively works to support this global agenda through the proactive provision of green finance, transition finance, and social impact finance, as well as through strengthening its organizational structure. In addition, as one important role of JBIC as Japan’s policy-based financial institution, JBIC is promoting engagement with the host countries’ governments and authorities and collaboration with overseas governmental organizations and international organizations for achieving global carbon neutrality.

•	Risk Management

Recognizing the importance of managing risks related to climate change, JBIC has designated climate-related risks as one of the top risks and monitors them. JBIC periodically monitors the social and regulatory trends related to climate issues, and at the same time, is advancing the use of scenario analysis to evaluate the potential impacts of climate-related risks on JBIC’s portfolio as well as developing climate-related risk management processes. Moreover, JBIC uses scenario analysis on transition risks of climate change in order to identify and assess the impact of climate change on its portfolio over time.

•	Metrics and Targets

JBIC has set targets for green finance and transition finance under one of the action plans in its fourth medium-term business plan, “Respond to energy transformation toward the realization of a decarbonized society”. JBIC has defined targets for the numbers of projects committed and structured for the period of the business plan as well as for each fiscal year during the business plan. JBIC monitors the status of achievement of such targets at the Executive Committee level.

Recent Public Health Developments

The COVID-19 outbreak and infection prevention measures caused various restrictions on socio-economic activities and have had an adverse impact on the global economy. In Japan, the central and local governments imposed a number of measures to help contain the spread of the disease, including the declaration of multiple states of emergency and other restrictive measures aimed at preventing the spread of infections. The significant disruption in economic activity as a result of the COVID-19 outbreak and the measures taken in response to the outbreak had a significant negative impact on overall economic conditions in Japan. Although preventative measures, such as restrictions on international travel, have been relaxed, the possibility of the spread of new COVID-19 variants or another pandemic disease remains. Accordingly, additional restrictive measures may be imposed in the future, including the declaration of a state of emergency for all or parts of Japan, based on certain factors such as an increase in infection rates. Accordingly, the duration and extent of the economic impact of COVID-19 in Japan remain uncertain.

Establishment and Launch of Global Investment Enhancement Facility

On July 1, 2022, JBIC launched its new Global Investment Enhancement Facility. Similar to the Post-COVID-19 Growth Facility established on January 29, 2021, the Global Investment Enhancement Facility comprises two windows intended to support Japanese companies in (i) contribution toward preserving the global environment, including decarbonization (the “Sustainability Window”) and (ii) enhancement of supply chain resilience, the expansion of high-quality infrastructure and the creation of new overseas markets (the “Global Value Chain Resilience Window”).

Eligible projects and investments under the Sustainability Window include those that are expected to reduce greenhouse gas emissions, including those related to renewable energy, energy savings, green mobility solutions (such as a modal shift in transportation and electric vehicles), carbon dioxide capture and reduction, and low-carbon technologies and materials. The window also covers other projects that are expected to contribute toward preserving the global environment, including those related to air pollution prevention, water supply, water pollution prevention, waste disposal and measures to address marine plastic pollution. Overseas investment loans and import loans in connection with energy and natural resources finance, for projects relating to non-fossil energy sources, are also covered.

The Global Value Chain Resilience Window focuses on projects to provide funding for Japanese companies or their affiliates starting or expanding overseas business, or improving the efficiency of overseas businesses, including through investments or other business tie-ups with certain foreign companies, as well as energy and natural resources finance. The window also focuses on financing activities to support Japanese companies in the enhancement of supply chains, thereby serving to maintain and improve the international competitiveness of Japanese industry, and projects where a Japanese company’s technology or business model will be implemented, thereby contributing to creating a new market in the relevant region.

Under this financing facility, the deadline for signing a financing agreement is June 30, 2025.

Bond Issuances

On April 14, 2022, JBIC issued $1.5 billion of 2.875% government-guaranteed bonds due April 14, 2025. On June 1, 2022, JBIC issued €1.0 billion of 1.500% government-guaranteed bonds due June 1, 2029. On September 16, 2022, JBIC issued $1.5 billion of 3.875% government guaranteed bonds due September 16, 2025. On October 5, 2022, JBIC issued $0.5 billion of 4.375% government guaranteed bonds due October 5, 2027. On January 26, 2023, JBIC issued $2.5 billion of 4.250% government guaranteed bonds due January 26, 2026. On February 15, 2023, JBIC issued €1.0 billion of 3.125% government guaranteed bonds due February 15, 2028. On April 27, 2023, JBIC issued $2.5 billion of 4.250% government guaranteed bonds due April 27, 2026. The bonds have been admitted to the official list of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market.

Common Stock Issuance

On March 24, 2023, JBIC issued new shares of its common stock to the Japanese government for an aggregate issue price of ¥85.0 billion. The proceeds from the issuance will be used for strengthening JBIC’s financial foundation in order to support Japanese companies’ overseas business expansion including in the field of infrastructure.

Medium-term Business Plan

On June 29, 2021, JBIC announced its fourth medium-term business plan, titled the “JBIC Fourth Medium-term Business Plan (FY2021 – FY2023)”, which runs through the fiscal year ending March 31, 2024.

In the fiscal year ended March 31, 2021, economic activities faced an unprecedented degree of restrictions due to the COVID-19 pandemic. Amidst expectations of strong recovery of the global economy after such a year, the international community is confronted by common challenges: (1) exploring a way toward sustainable growth and development that achieves a balance between the economy, society and the environment; (2) accelerating the energy transition toward the realization of a decarbonized society; and (3) responding to industrial and social transformation due to advancement in digitization. Taking these challenges into consideration, JBIC has set out the following objectives, from the perspective of policy-based finance. These objectives have been incorporated as action plans into the fourth medium-term business plan.

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With a view to achieving the Sustainable Development Goals (the “SDGs”) and realizing a decarbonized society, address global issues such as the formation of ecosystems that deploy decarbonized innovation created by Japanese companies, and effective energy transformation in the host country and resolution of social issues.

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Offer proactive support for the overseas businesses of Japanese companies that are developing new global alliances with a view to realizing digital transformation and are reviewing and optimizing global supply chains.

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While keeping in mind the needs of the host country and awareness of international cooperation, promote strategic initiatives to promote investment in quality infrastructure that gives consideration to openness, transparency, economic viability, and debt sustainability.

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Exert the risk-assuming function, as well as policy-based finance functions that address the damage caused by the prolonged COVID-19 pandemic, create post-COVID new business opportunities overseas and facilitate mobilization of private capital.

JBIC’s corporate philosophy is: “Positioned at the crossroads of global business opportunities, JBIC is opening new venues to the future for the Japanese and global economy.” Under this philosophy, JBIC has established the medium- to long-term vision (which defines what JBIC wishes to become over the next ten years) to serve as a “navigator” to build a brighter future with Japanese power in an uncharted global situation. Based on this vision, the fourth medium-term business plan sets out six key focus areas based on the theme “navigator in an era of transformation,” in the context of objectives such as the realization of the SDGs and a decarbonized society, and the irreversible advancements in energy transformation and digital transformation. Seventeen action plans have been positioned under these six key focus areas, as described below.

•	Key Focus Areas and Action Plans

•	Business areas

•	Key Focus Area 1: Address global issues toward realizing sustainable development for the global economy and society.

•	Action Plan (1): Respond to energy transformation toward the realization of a decarbonized society.

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Green Finance. To contribute toward the creation of a new ecosystem, with a view to reducing greenhouse gases worldwide and realizing decarbonization in Japan, support efforts to reduce greenhouse gases and popularize green innovation by financing projects in fields such as renewable energy and energy savings, smart energy (power storage technology, etc.), green mobility, smart cities, and promotion of the production, transportation, and utilization of hydrogen.

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Transition Finance. While working to engage host countries to make the shift toward sustainable energy, provide support for initiatives toward global energy transition by financing projects in areas such as energy conversion, CCUS/carbon recycling, ammonia and hydrogen co-combustion, in order to contribute toward expanding businesses that help to reduce environmental burden.

•	Action Plan (2): Support projects that contribute toward resolving social issues.

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Social impact finance. To contribute toward efforts aimed at resolving social issues in host countries and realize sustainable growth, such as efforts to improve health, welfare and hygiene, create employment, and develop sustainable cities and living spaces, provide support for projects that assist resolving social issues in the host countries. These include the development and enhancement of the medical care environment (infectious disease countermeasures, hospital and medical equipment), access to basic infrastructure (water and sewage services, rural electrification and distributed power systems, information communications), development of the living environment (urban development and disaster prevention, public transport), improvement in the hygiene environment (waste disposal, reuse and recycling, countermeasures for marine plastic waste), and food safety and sustainable food systems (food value chains).

•	Key Focus Area 2: Support the strengthening of the international competitiveness of Japan’s industries in the era of industrial and social transformation.

•	Action Plan (1): Address the strengthening of resilience and rebuilding of international supply chains.

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To contribute toward efforts aimed at the restructuring of global supply chains by Japanese companies and the building of local supply chains in order to cultivate new markets, support Japanese companies to rebuild and strengthen the resilience of global supply chains. These efforts include new capital investment overseas by Japanese companies (investments related to the relocation, establishment, and expansion of business bases), and infrastructure development for local supporting industries and industrial cluster overseas.

•	Action Plan (2): Support M&A and technology acquisition by Japanese companies toward digital transformation, etc.

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To cope with the rapid progress of digital transformation, and to support initiatives by Japanese companies to rebuild their business models as well as develop and acquire state-of-the-art technology, provide support to strengthen the international competitiveness of Japanese companies during the period of digital transformation by financing efforts for the acquisition of advanced technologies and knowhow from overseas, including digital technology.

•	Key Focus Area 3: Propel strategic initiatives to promote quality infrastructure projects overseas.

•	Action Plan (1): Support participation in overseas infrastructure projects that harness the strengths of Japanese companies.

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To secure debt sustainability in host countries and economic viability that reflects the life cycle costs of a project, and to contribute toward the promotion of quality infrastructure overseas that takes environmental and social impact into consideration, provide support for the quality infrastructure projects overseas through means such as the utilization of core technologies by Japanese companies and continued involvement in O&M.

•	Action Plan (2): Promote multilateral cooperation and cooperation with multilateral financial institutions, etc.

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To meet global infrastructure needs through coordination and cooperation with diverse funding sources, promote initiatives toward deal-sourcing and structuring of projects through multilateral cooperation, including Japan-U.S.-Australia-India cooperation, and coordination with multilateral financial institutions, etc.

•	Key Focus Area 4: Execute policy-based finance functions that are adapted to changes in the economic situation.

•	Action Plan (1): Respond swiftly to overseas businesses that have been impacted by the COVID-19 pandemic.

•	Implement emergency measures steadily (financing based on the Emergency Window).

•	Respond flexibly to changes in the global financial environment (including appropriate credit management).

•	Action Plan (2): Undertake strategic initiatives for countries/regions of great importance from the policy perspective.

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Undertake strategic initiatives toward the formation of loan, equity participation, and guarantee projects in countries and regions of great importance from policy perspectives (including enhancing support for projects in Africa and initiatives based on multilateral cooperation).

•	Action Plan (3): Execute business steadily as a policy-based financial institution, including support for mid-tier enterprises and small and medium-sized enterprises.

•	Implement policy-based finance steadily, including securing important resources and supporting overseas expansion by Japanese industries.

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Support overseas expansion by small and medium-sized enterprises through efforts such as strengthening cooperation with private financial institutions, including regional financial institutions, and knowledge sharing.

•	Action Plan (4): Strengthen the risk-assuming functions as a policy-based financial institution.

•	Strengthen the risk-assuming function through means such as the utilization of special operations, and diversify financing products by utilizing local currency-denominated financing, etc.

•	Strengthen external presence and negotiation leverage as a policy-based financial institution.

•	Undertake actions based on the recent amendment of the JBIC Act toward fulfilling functions as a policy-based financial institution (Newly added in June 2023).

•	Action Plan (5): Further promote the mobilization of private capital.

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Actively promote the mobilization of private capital, including private investment and financing by private financial institutions, through our loan, equity participation, and guarantee operations and the securitization of loan assets.

•	Organizational areas

•	Key Focus Area 5: Develop a business structure that can adapt to changes in the external environment.

•	Action Plan (1): Develop a business structure that is adapted to changes in the business environment and customer needs.

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Develop a business process and structure that takes the external environment into consideration, such as changes in the business environment and customer needs, response to SDGs and climate change issues, and global trends related to ESG investments.

•	Action Plan (2): Respond appropriately to interest rate benchmark reforms.

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Respond appropriately to interest rate benchmark reforms (LIBOR cessation), including the smooth transition to an alternative interest rate benchmark in loans, equity participation, and guarantee operation, and system modification and the review of credit analysis processes.

•	Action Plan (3): Conduct appropriate and efficient analysis and credit management during and after the COVID-19 pandemic.

•	Conduct appropriate and efficient credit analysis and credit management under the constraints of a remote work environment.

•	Adjust risk-management framework to changes in the international situation and social environment, such as the prolonged COVID-19 pandemic and interest rate benchmark reforms.

•	Key Focus Area 6: Manage the organization efficiently in order to respond to the “new normal.”

•	Action Plan (1): Digitalize a working environment that can adapt to the “new normal.”

•	Agilely review, improve, and digitize work processes, and utilize RPA.

•	Strengthen functions toward improving user experience for information systems, in anticipation of the normalization of remote work, and secure stability and safety of information systems.

•	Action Plan (2): Promote human resource development and work style reforms that can maximize performance and draw out vitality of diverse employees.

•	Foster an organizational culture that harnesses the diversity of employees as a source of vitality, and support autonomous career development and capacity development.

•	Undertake initiatives toward improving the working environment to enable employees to continue working with vitality.

•	Action Plan (3): Strengthen the effectiveness of the compliance system.

•	Develop a compliance system that strikes a balance between effectiveness and efficiency.

OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 2022 AND 2023

JBIC’s financial information as of and for the fiscal years ended March 31, 2022 and 2023 in this Exhibit 1 has been derived from its financial statements prepared in accordance with Japanese GAAP.

Overall Operations

Set forth below are the operating results of the JBIC Group for the fiscal year ended March 31, 2023:

Year ended March 31,
2023
(In millions of yen)
Ordinary income	¥659,923
Ordinary profit	156,518
Net income attributable to owner of parent	156,585
Total assets	20,157,883
Loans and bills discounted	15,587,788
Customers’ liabilities for acceptances and guarantees	1,534,258

During the fiscal year ended March 31, 2023, the JBIC Group’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represent the JBIC Group’s primary business, the JBIC Group’s operating results were substantially determined by the operating results of its Ordinary Operations, as further described in “Each Operation”.

Ordinary income for the fiscal year ended March 31, 2023 totaled ¥659,923 million, of which interest income amounted to ¥570,567 million.

Ordinary expenses for the fiscal year ended March 31, 2023 totaled ¥503,404 million. Interest expense, which amounted to ¥460,022 million and reflected interest expense for its borrowings and outstanding debt securities, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2023, the JBIC Group recorded ordinary profit of ¥156,518 million and net income attributable to owner of parent of ¥156,585 million, and JBIC’s commitments, including guarantee, were ¥2,315 billion.

Set forth below are the operating results of the JBIC Group for the fiscal year ended March 31, 2022:

Year ended March 31,
2022
(In millions of yen)
Ordinary income	¥313,480
Ordinary profit	17,391
Net income attributable to owner of parent	17,299
Total assets	18,429,429
Loans and bills discounted	14,759,174
Customers’ liabilities for acceptances and guarantees	1,721,217

During the fiscal year ended March 31, 2022, the JBIC Group’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represent the JBIC Group’s primary business, the JBIC Group’s operating results were substantially determined by the operating results of its Ordinary Operations, as further described in “Each Operation”.

Ordinary income for the fiscal year ended March 31, 2022 totaled ¥313,480 million, of which interest income amounted to ¥227,973 million.

Ordinary expenses for the fiscal year ended March 31, 2022 totaled ¥296,089 million. Interest expense, which amounted to ¥135,363 million and reflected interest expense for its borrowings and outstanding debt securities, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2022, the JBIC Group recorded ordinary profit of ¥17,391 million and net income attributable to owner of parent of ¥17,299 million, and JBIC’s commitments, including guarantee, were ¥2,065 billion.

Each Operation

Set forth below are the operating results of each operation of the JBIC Group for the fiscal year ended March 31, 2023:

	Year ended March 31, 2023
	Ordinary Operations	Special Operations	Eliminations	Total

	(In millions of yen)
Ordinary income	¥657,782	¥2,234	¥(93)	¥659,923
Ordinary profit (loss)	155,554	964	—	156,518
Net income (loss) attributable to owner of parent	155,621	964	—	156,585
Total assets	19,826,521	331,398	(37)	20,157,883
Loans and bills discounted	15,556,651	31,137	—	15,587,788
Customers’ liabilities for acceptances and guarantees(a)	1,534,258	—	—	1,534,258

(a)	This is the amount of guarantee liabilities recorded in the JBIC Group’s balance sheet.

Ordinary income from Ordinary Operations for the fiscal year ended March 31, 2023 totaled ¥657,782 million, of which ¥568,495 million consisted of interest income. Ordinary expenses of Ordinary Operations for the fiscal year ended March 31, 2023 totaled ¥502,227 million, of which ¥459,290 million consisted of interest expense. As a result, for the fiscal year ended March 31, 2023, the Ordinary Operations recorded ordinary profit of ¥155,554 million and net income attributable to owner of parent of ¥155,621 million.

In the Ordinary Operations, JBIC supported overseas development and the acquisition of important resources for Japan, including through loans to provide necessary long-term finance for the stable procurement of LNG by a Japanese energy company and the acquisition of a stake in the largest recycler of electric and electronic waste in Canada by a Japanese company. JBIC supported various Japanese companies, in order to improve the international competitiveness of Japanese industry by utilizing the Global Investment Enhancement Facility, in connection with infrastructure and other projects, including through loans for the construction and operation of subway project in Canada. In addition, in the context of overseas M&A support, JBIC provided loans to a Japanese company for acquiring a U.S. corporation that designs, develops, and manufactures metal oxide photoresist, which is used for manufacturing semiconductors, and to a Japanese company for acquiring a U.S. company engaged in the anime streaming business. In the context of supporting startups, JBIC supported a fintech startup company by equity financing to acquire shares of a U.S. company which operates an online payment businesses and provides related fintech solutions in Southeast Asia and Japan. In the context of supporting mid-tier enterprises and small and medium-sized enterprises, JBIC provided proactive support in ASEAN countries and China, utilizing local currency loans. JBIC also supported overseas business that aim at preserving the global environment by utilizing the Sustainability Window under the Global Investment Enhancement Facility, through providing a loan for an onshore wind farm project in Egypt.

Ordinary income from Special Operations for the fiscal year ended March 31, 2023 totaled ¥2,234 million, of which ¥2,071 million consisted of interest income. Ordinary expenses of Special Operations for the fiscal year ended March 31, 2023 totaled ¥1,270 million, of which ¥731 million consisted of interest expense. As a result, for the fiscal year ended March 31, 2023, the Special Operations recorded ordinary profit of ¥964 million and net profit attributable to owner of parent of ¥964 million.

For prior year data for Ordinary Operations and Special Operations, see the overall operating results for the fiscal year ended March 31, 2022 provided under “Overall Operations.”

BUSINESS

Missions

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

Government Control and Supervision

Under the JBIC Act, JBIC’s shares are wholly owned by the Japanese government, and JBIC is under the Japanese government’s control. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are supervised by the Minister of Finance. JBIC’s budgets are subject to approval of the Japanese Diet, and the annual financial statements of JBIC are required to be submitted to the Diet.

Overview of JBIC’s Operations

The Act for Partial Amendment of the JBIC Act was approved and enacted at the 190th ordinary session of the diet on May 11, 2016. Consequently, a new “Special Operations” account was established in October 2016 from which JBIC can provide enhanced financing support for overseas infrastructure projects and activities for this account are accounted for separately from those of the Ordinary Operations account.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

JBIC Operations

Outstanding Credit in the JBIC Operations

Due to the relative importance of JBIC’s credit commitments to the JBIC Group, as compared with those of its consolidated subsidiaries, the following is presented on a non-consolidated basis.

JBIC’s total credit commitments for the year ended March 31, 2023 amounted to ¥2,220 billion, and the outstanding balance as of March 31, 2023 was ¥15,998 billion, each on a non-consolidated basis.

For the fiscal year ended March 31, 2023, JBIC’s total additional disbursed amounts under loans and guarantees on a non-consolidated basis amounted to ¥1,948 billion and collections of loans and guarantees on a non-consolidated basis amounted to ¥2,496 billion. As of March 31, 2023, JBIC’s outstanding balance of guarantees on a non-consolidated basis was ¥1,537 billion.

The following table sets forth, as of the dates indicated, the total amount of credit outstanding provided by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification:

Credit Outstanding by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2022		2023
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥652,512	4.3%	¥648,817	4.0%
The Pacific	913	0.0%	1,141	0.0%
Europe	121,753	0.8%	130,015	0.8%
The Middle East	200,715	1.3%	183,713	1.1%
Africa	154,092	1.0%	126,329	0.7%
North America	—	—	—	—
Latin America	55,229	0.4%	29,109	0.1%
International Organizations, etc.	800	0.0%	400	0.0%

Total	¥1,186,014	7.8%	¥1,119,526	6.9%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2022		2023
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
IMPORT LOANS
Asia	¥—	—	¥—	—
The Pacific	24,184	0.2%	21,003	0.1%
Europe	—	—	—	—
The Middle East	159,107	1.1%	264,092	1.6%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	37,098	0.2%	64,772	0.4%
International Organizations, etc.	9,284	0.1%	160,000	1.0%

Total	¥229,673	1.6%	¥509,868	3.1%

OVERSEAS INVESTMENT LOANS
Asia	¥2,546,682	16.8%	¥2,606,475	16.2%
The Pacific	1,235,783	8.2%	1,117,816	6.9%
Europe	2,563,709	16.9%	2,784,936	17.4%
The Middle East	1,417,291	9.4%	1,480,014	9.2%
Africa	307,419	2.0%	271,924	1.6%
North America	3,216,388	21.2%	3,444,291	21.5%
Latin America	1,753,746	11.6%	1,871,397	11.6%
International Organizations, etc.	5,431	0.0%	4,756	0.0%

Total	¥13,046,450	86.1%	¥13,581,613	84.8%

UNTIED LOANS
Asia	¥201,475	1.3%	¥262,536	1.6%
The Pacific	—	—	—	—
Europe	137	0.0%	—	—
The Middle East	22,586	0.1%	60,914	0.3%
Africa	2,252	0.0%	1,701	0.0%
North America	—	—	—	—
Latin America	112,485	0.7%	103,726	0.6%
International Organizations, etc.	10,924	0.1%	13,689	0.0%

Total	¥349,859	2.3%	¥442,568	2.7%

GOVERNMENTAL LOANS
Asia	¥13,865	0.1%	¥12,943	0.0%
The Pacific	—	—	—	—
Europe	1,875	0.0%	1,843	0.0%
The Middle East	6,701	0.0%	5,583	0.0%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥22,440	0.1%	¥20,370	0.1%

EQUITY INVESTMENTS
Asia	¥27,357	0.2%	¥29,579	0.1%
The Pacific	44,171	0.3%	48,191	0.3%
Europe	42,235	0.3%	44,952	0.2%
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	35,659	0.2%	48,289	0.3%
Latin America	2,350	0.0%	2,331	0.0%
International Organizations, etc.	160,269	1.1%	151,361	0.9%

Total	¥312,041	2.1%	¥324,706	2.0%

Total credit outstanding	¥15,146,477	100.0%	¥15,998,652	100.0%

The following table sets forth, for the periods indicated, the total credit commitments made by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification.

Credit Commitments by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2022		2023
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥—	—	¥39,295	1.7%
The Pacific	—	—	—	—
Europe	60,863	3.1%	—	—
The Middle East	—	—	3,702	0.1%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥60,863	3.1%	¥42,997	1.9%

IMPORT LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	239,043	12.1%	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	230,000	10.3%

Total	¥239,043	12.1%	¥230,000	10.3%

OVERSEAS INVESTMENT LOANS
Asia	¥185,770	9.4%	¥506,497	22.8%
The Pacific	66,285	3.4%	7,000	0.3%
Europe	505,786	25.6%	429,993	19.3%
The Middle East	—	—	174,723	7.8%
Africa	—	—	79,609	3.5%
North America	777,646	39.3%	448,032	20.1%
Latin America	57,957	2.9%	201,608	9.0%
International Organizations, etc.	—	—	—	—

Total	¥1,593,445	80.6%	¥1,847,463	83.2%

UNTIED LOANS
Asia	¥—	—	¥52,844	2.3%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	41,408	2.1%	13,379	0.6%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	6,400	0.3%	10,000	0.4%
International Organizations, etc.	—	—	—	—

Total	¥47,808	2.4%	¥76,223	3.4%

GOVERNMENTAL LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥—	—	¥—	—

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2022		2023
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EQUITY INVESTMENTS
Asia	¥—	—	¥2,094	0.0%
The Pacific	—	—	—	—
Europe	783	0.0%	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	18,180	0.9%	13,340	0.6%
Latin America	—	—	—	—
International Organizations, etc.	16,320	0.9%	7,905	0.3%

Total	¥35,283	1.8%	¥23,341	1.0%

Total credit commitments	¥1,976,442	100.0%	¥2,220,026	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JBIC Act provides that JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and with respect to the Ordinary Operations, a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the board of directors of JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JBIC Act, JBIC’s terms and conditions for export loans are determined in accordance with the OECD’s Arrangement on Officially Supported Export Credits, commonly referred to as the “Arrangement”. The Arrangement, which was established to encourage competition among exporters based on quality and prices of goods and services exported rather than on the most favorable officially supported export credits, stipulates limitations on financing terms and conditions including minimum interest rates, maximum credit terms and minimum down payments for officially supported medium- and long-term export credits.

The following table sets forth information concerning the balances of the JBIC Group’s outstanding loans as of March 31, 2022 and 2023.

Loan Balances of the JBIC Operations by Remainder of Term(a)

	As of March 31, 2022		As of March 31, 2023
	(In billions of yen except for the percentage)		(In billions of yen except for the percentage)
One year or less	¥1,663	11.5%	¥1,886	12.3%
More than 1 to 2 years	1,566	10.8%	1,879	12.2%
More than 2 years to 3 years	1,662	11.5%	2,141	13.9%
More than 3 years to 4 years	1,890	13.1%	1,722	11.2%
More than 4 years to 5 years	1,454	10.1%	1,429	9.3%
More than 5 years to 6 years	1,242	8.6%	1,280	8.3%
More than 6 years to 7 years	1,144	7.9%	1,290	8.4%
More than 7 years to 8 years	1,004	6.9%	956	6.2%
More than 8 years to 9 years	782	5.4%	636	4.1%
More than 9 years to 10 years	471	3.3%	581	3.8%
More than 10 years	1,585	10.9%	1,490	9.7%

Total	¥14,463	100.0%	¥15,296	100.0%

(a)

The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Allowance for loan losses as of March 31, 2023 amounted to ¥410,526 million.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the JBIC Group may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectability of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the JBIC Group considers the related loan to be in arrears immediately to the extent of the defaulted amount.

The JBIC Group’s allowance for possible loan losses has a significant effect on the JBIC Group’s business results. The JBIC Group believes that the estimates and the assumptions used for estimating liabilities are reasonable and the allowance for possible loan losses is appropriately calculated. However, the estimation of liabilities involves uncertainties that are uncontrollable by management, and the JBIC Group’s estimation of liabilities may change due to unexpected changes in the underlying assumptions.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2023.

Sources of Funds of the JBIC Operations

Year ended March 31,
2023
(In billions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(a)	¥909
Borrowings from the Foreign Exchange Fund Special Account(b)	2,523
Borrowings in Foreign Currency from Financial Institutions(a)	—
Bonds and Notes with Government Guarantee(b)	1,071
Bonds and Notes without Government Guarantee	—

(a)	Long-term borrowings.
(b)

The amount of borrowings from the Foreign Exchange Fund Special Account is calculated based on the exchange rate at the end of the month immediately preceding the date on which the borrowings were incurred. The amount of Bonds and Notes with the Government Guarantee is calculated based on the exchange rate at the end of the month immediately preceding the date of issuance of the bonds and notes.

JBIC raises funds for its JBIC Operations through borrowings from the Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In the fiscal year ended March 31, 2022, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $5.75 billion, and did not issue any bonds without a guarantee from the Government of Japan. In the fiscal year ended March 31, 2023, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $6.0 billion and €2.0 billion, and did not issue any bonds without a guarantee from the Government of Japan.

See “—Recent Developments” for information regarding $1.5 billion of 2.875% government-guaranteed bonds due April 14, 2025 issued by JBIC on April 14, 2022, €1.0 billion of 1.500% government-guaranteed bonds due June 1, 2029 issued by JBIC on June 1, 2022, $1.5 billion of 3.875% government-guaranteed bonds due September 16, 2025 issued by JBIC on September 16, 2022, $0.5 billion of 4.375% government-guaranteed bonds (JBIC Green Bond 2) due October 5, 2027 issued by JBIC on October 5, 2022, $2.5 billion of 4.250% government-guaranteed bonds due January 26, 2026 issued by JBIC on January 26, 2023, €1.0 billion of 3.125% government-guaranteed bonds due February 15, 2028 issued by JBIC on February 15, 2023, and $2.5 billion of 4.250% government-guaranteed bonds due April 27, 2026 issued by JBIC on April 27, 2023.

Capitalization

The Capitalization of the JBIC Group as of March 31, 2023 was as follows:

As of March 31, 2023
(In millions of yen)
Total assets	¥20,157,883
Total net assets	2,949,394
Capital stock	2,108,800
Retained earnings	1,126,210
Total net assets/Total assets	14.63%

The capital adequacy ratios for JBIC at the end of the fiscal year ended March 31, 2023, which are calculated in accordance with the Basel III framework and relevant international standards, are set forth in the table below.

As of March 31, 2023
(In billions of yen except for the percentage)
Total risk-weighted capital ratio	20.27%
Tier 1 risk-weighted capital ratio	19.41%
Common Equity Tier 1 risk-weighted capital ratio	19.41%
Total capital (Common Equity Tier 1 capital + Additional Tier 1 capital + Tier 2 capital)	¥3,312
Tier 1 capital (Common Equity Tier 1 capital + Additional Tier 1 capital)	3,172
Common Equity Tier 1 capital	3,172
Risk-weighted assets	16,343
The amount of minimum capital requirements	1,307

Non-performing Loans

JBIC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JBIC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Act of 1981, as amended (the “Banking Act”). The second set of disclosure regulations includes those set forth in the Act on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Act”).

The table below sets forth the results of the JBIC Group’s assessment of the JBIC Group’s loans as of March 31, 2023, classified in all material respects according to the Banking Act and the Financial Revitalization Act(a):

As of March 31, 2023
(In millions of yen)
Bankrupt and quasi-bankrupt assets(b)	—
Doubtful assets(c)	¥291,008
Substandard loans	196,967
Loans with interest or principal repayments three months or more in arrears(d)	58
Restructured loans(e)	196,908

Total	¥487,975

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2023.
(b)

Bankrupt and quasi-bankrupt assets are loans to and other credits to borrowers which have begun proceedings under the Bankruptcy Act, the Corporate Reorganization Act, the Financial Revitalization Act or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

(c)

Doubtful Assets are loans and other credits to borrowers who have not financially failed but whose financial and operational conditions have deteriorated and who have a possibility that payment of principal and/or interest will not be made on a contractual basis, and which do not fall under the category of Bankrupt and Quasi-bankrupt Assets.

(d)

Loans with interest or principal repayments three months or more in arrears are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of Bankrupt and quasi-bankrupt assets or Doubtful assets.

(e)

Restructured loans are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of Bankrupt and quasi-bankrupt assets, Doubtful assets, or Loans with interest or principal repayments three months or more in arrears.

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2023, of which JBIC agreed to provide debt relief pursuant to the Paris Club agreements was ¥106,355 million.

JBIC classifies its loans rescheduled under the Paris Club made to borrowers classified under the self-assessment as “Watchlisted”, but not “Loans with interest or principal repayments three months or more in arrears”, as “Restructured loans.” The amount of such loans as of March 31, 2023, included in “Restructured loans” in the above table, is ¥85,728 million.

Risk Management

As a policy-lending institution, JBIC separately manages the major risks of Ordinary Operations and Special Operations in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self-assessment

As part of its credit risk management, JBIC undertakes self-assessments, similar to Japanese private financial institutions. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self-assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Risks related to LIBOR and other interest rate indexes

JBIC used LIBOR and other interest rate indexes as a benchmark reference for loans and derivatives. In July 2014, following a series of illegal manipulations of LIBOR which became apparent after 2011, the Financial Stability Board recommended the development of an alternative nearly risk-free reference rate. In addition, in March 2021, the Financial Conduct Authority of the United Kingdom released a statement on the permanent cessation of the LIBOR benchmarks (for USD, JPY, GBP, EUR and CHF), specifying that all LIBOR benchmarks will either cease to be provided by any administrator or no longer be representative on December 31, 2021 or June 30, 2023, as applicable. The publication of LIBOR was ceased at the end of December 2021, except for certain tenors of USD LIBOR, which ceased to be published at the end of June 2023.

JBIC completed contract changes related to the replacement with alternative interest rates to existing contracts for those transactions referencing LIBOR settings that were ceased to be published at the end of December 2021. For the majority of transactions referencing U.S. dollar LIBOR settings that ceased to be published at the end of June 2023, the JBIC Group completed contract changes related to the replacement with alternative interest rates by that date. JBIC has developed a policy on how to treat remaining transactions after the permanent cessation, including referencing synthetic LIBOR settings. Uncertainty as to the nature of such potential changes, alternative reference rates, the replacement or disappearance of LIBOR or other reforms may adversely affect the return, liquidity and value on LIBOR-based financial instruments, including loans and derivatives.

Risks relating to transactions with Russian counterparties and compliance with economic sanctions

JBIC has historically provided loan and investment guarantees to entities in Russia in order to support Japanese companies’ overseas business development and securing of resources. In light of the ongoing Russian invasion of Ukraine, our business activities with Russian counterparties or involving certain project financing in Russia could subject us to various risks and uncertainties.

In response to the ongoing Russian invasion of Ukraine, since February 2022, governments, including the Government of Japan, have taken various measures, such as economic sanctions against Russia, resulting in changes in the market environment. Due to the broad economic sanctions imposed on Russian entities and persons by the United States, EU, UK, Japan, and other countries worldwide, including, but not limited to, sanctions or other restriction imposed on certain Russian financial institutions and the removal of certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) system, JBIC may experience increased credit risk and defaults on our loans to counterparties in Russia.

JBIC currently engages in business involving certain counterparties that are subject to such sanctions, including, but not limited to, Russian financial institutions such as Sberbank of Russia and Vnesheconombank. Although JBIC has established policies to ensure that JBIC conducts our activities in Russia in compliance with applicable laws and regulations, including applicable sanctions, any actual or perceived failure to comply with applicable laws and regulations could result in regulatory actions against us, damage to our reputation, or other negative consequences. In addition, our participation in transactions with sanctioned entities may lead some potential counterparties and investors to avoid doing business with us or investing in our securities. JBIC may be required to, or otherwise decide to, terminate our relationships with, or activities involving, Russian counterparties or other entities, which may result in termination fees or other related costs. As a result of the foregoing, our results of operations and financial condition may be negatively impacted.

Given this background, JBIC is closely monitoring the trends in sanctions imposed by governments and other entities with respect to Russia, including by reflecting the impact of the situation in Ukraine on JBIC’s loan loss reserves, by examining the impact of sanctions measures on the business and performance of borrowers in determining borrower classification, and assessing the impact on credit risk on a case-by-case basis. While some factors are uncertain at this time, there is a risk that, in connection with Russia-related borrowers, our non-performing loans and credit-related costs may increase. In addition, if market disruptions or unforeseen circumstances arise due to future developments related to the ongoing Russian invasion of Ukraine, JBIC may suffer losses caused by market risks or other factors, and JBIC’s financing costs may increase.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. JBIC has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(1) Yen-denominated loan operations

Funding for yen-denominated loans is mainly managed at fixed-rate interest. Interest rate risk for yen-denominated loans, however, is limited since derivative transactions such as interest rate swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation.

(2) Foreign currency-denominated loan operations

Interest rate risks associated with foreign currency-denominated loan operations and relevant funding are generally hedged by managing the funds with floating interest rates with the use of interest rate swap transactions.

Derivatives transactions

Policy for derivatives transactions

JBIC engages in derivative transactions solely for the purpose of hedging foreign exchange risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2023.

Credit Risk Amounts of Derivatives, etc. for JBIC

	As of March 31, 2023
	Notional Amount(a)	Credit Risk
	(In billions of yen)
Interest Rate Swaps and Currency Swaps(b)	¥10,877	¥63
Forward Exchange Contracts	5	—
Credit Risk Reductions through Netting	—	—

Total	¥10,883	¥63

(a)	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2023 through the maturity date of the relevant derivative contract.
(b)	As of March 31, 2023, the notional amount of interest rate swaps was ¥6,548 billion and the notional amount of currency swaps was ¥4,329 billion.

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Market risk. Market risk refers to the risk of potential losses due to changes in the value or market price of financial instruments, such as derivatives, that are caused by fluctuations in exchange rates and interest rates. As JBIC engages in derivatives transactions solely for the purpose of hedging market risks of other transactions, such as raising capital or loan transactions, the market risks related to such derivatives transactions are generally offset by the market risks involved in the transactions that are being hedged.

Liquidity risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimizes liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JBIC borrows under the Fiscal Investment and Loan Program and issues government-guaranteed bonds in the international capital markets for the JBIC Operations. JBIC may also issue bonds without a government guarantee in the domestic capital markets.

Operational risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimizes this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures.

Computer system risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Managing Executive Officer in charge and heads of the relevant departments.

Information security risk. Information security risk refers to the potential loss caused by threats to confidentiality of information assets. JBIC manages information security risk by establishing information security rules including information management and by thoroughly training officers and employees. However, JBIC still faces the risk of becoming liable for damages for, or incurring expenses in order to respond to, issues such as information leaks and system stoppages caused by cyberattacks, other unauthorized access or infection by computer viruses.

Disaster and crisis risks. Disaster and crisis risks refer to the potential loss caused by disasters or other crises. In order to manage disaster and crisis risks, JBIC has established internal rules regarding crisis management. In the event a crisis occurs and normal operations are disrupted or disruptions to normal operations are anticipated, JBIC will establish a Countermeasure Office in accordance with the internal rules regarding crisis management and will work towards prompt and efficient recovery of operations. JBIC has also established a Business Continuity Plan for the purpose of carrying out continuous operations in the event a major earthquake occurs in the Tokyo metropolitan area.

MANAGEMENT

JBIC’s board of directors has the ultimate responsibility for the administration of its affairs. JBIC’s articles of incorporation provide for a board of directors of not more than nine directors and three corporate auditors. All directors and corporate auditors are elected by the Japanese government as JBIC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the Minister of Finance in accordance with the JBIC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members a Governor, Deputy Governor, an Executive Managing Director, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. The board of directors may also elect one or more representative directors from among its members, but such election is subject to the approval of the Minister of Finance. Each of the Governor, Deputy Governor, Executive Managing Director and Senior Managing Directors shall represent JBIC in the conduct of its affairs, and in addition, several directors may be appointed to have the authority to represent JBIC in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors in that year. A corporate auditor may note his or her opinion in the audit report issued by the board of corporate auditors if his or her opinion expressed in the individual audit report is different from the opinion expressed in the audit report issued by the board of corporate auditors. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JBIC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JBIC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared in accordance with Japanese GAAP, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JBIC has selected its independent auditors to audit the financial statements for the fiscal years ended March 31, 2022 and 2023.

JBIC’s current directors and corporate auditors as of June 22, 2023, are as follows:

Name	Title
HAYASHI Nobumitsu	Governor
AMAKAWA Kazuhiko	Deputy Governor
HASHIYAMA Shigeto	Executive Managing Director
OISHI Ichiro	Senior Managing Director
TANAKA Kazuhiko	Senior Managing Director
TANIMOTO Masayuki	Senior Managing Director
MAEDA Tadashi	Managing Director, Chairman of the Board of Directors
KOIZUMI Shinichi	Managing Director (Outside Director)
KAWAMURA Yoshinori	Managing Director (Outside Director)
NASU Noriko	Full-Time Audit and Supervisory Board Member
TSUCHIYA Mitsuaki	Outside Audit and Supervisory Board Member
MOTOMURA Aya	Outside Audit and Supervisory Board Member

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of the JBIC Group, including those obligations incurred by its predecessors to which JBIC succeeded.

FINANCIAL STATEMENTS

Audited consolidated financial statements for the fiscal year ended March 31, 2023 and 2022 of the JBIC Group prepared in accordance with Japanese GAAP are included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

JBIC started preparing financial statements in accordance with IFRS as issued by the IASB from the fiscal year ended March 31, 2015 for reference purposes in order to improve comparability with international issuers. The JBIC Group’s consolidated financial statements as of and for the fiscal years ended March 31, 2023 and 2022 prepared in accordance with IFRS are included as Exhibit 7 to this Annual report on Form 18-K. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

In preparing financial statements in accordance with IFRS as issued by the IASB, JBIC made adjustments to the financial statements prepared in accordance with Japanese GAAP which were prepared based on the JBIC Act and related regulations. Details of reconciliations between the two sets of financial statements are included as Exhibit 9 to this Annual Report on Form 18-K.